NEWS ARTICLE

Information Architects Corporation Enters into an Asset Acquisition Agreement

Information Architects Corporation (Pink Sheets:IACH) today announced that it has entered into a definitive agreement with IFGT-SI International Funding Group Trust, a Delaware Trust ("Seller"), which provides for IACH's acquisition of a 51.5% interest in an oil and gas lease with James Thronburg dated August 27, 2001 ("Oil and Gas Lease"), in exchange for the issuance by IACH of several classes of its capital stock to the Seller, including several affiliates of the Seller. The acquisition has been approved by the board of directors of IACH and the closing of the transaction was to occur no later than June 22, 2005 by the terms of the Asset Acquisition Agreement ("Agreement") executed by IACH and the Seller on June 17, 2005.

Under the terms of the Agreement, IACH received a conveyance of a 51.5% interest in the Seller's Oil and Gas Lease on June 17, 2005 and in consideration for the conveyance, IACH has committed to issue 415,000,000 shares of its common stock to the Seller; 100,000,000 shares of its common stock to Oil Energy Corporation, an affiliate of the Seller; 100,000,000 shares of common stock to Gas Energy Corporation, a second affiliate of the Seller; 35,000,000 shares of its common stock to Gas and Oil Corporation, a third affiliate of the Seller; and 48,000,000 shares of IACH's series F preferred stock, with rights and preferences to be determined by the board of directors of IACH. The Agreement also provides that the 415,000,000 shares of common stock to issue to the Seller shall be the subject of a voting trust whereby the current board of directors of IACH will retain voting rights on such shares for a period of one year or the next annual IACH shareholders' meeting, but in no event beyond June 1, 2006.

The 51.5% interest in the The Oil and Gas Lease received by IACH covers the grant of an interest in certain oil and gas properties known as the "Thronburg Ranch Prospects" located in Township 8N Range 4E, County of Hot Springs, State of Wyoming, consisting of 1,120 acres. The Oil and Gas Lease interest conveyed to IACH remains in effect for a primary term of two years from the date of the grant, June 17, 2005, but if IACH commences to drill within the primary term of the lease, IACH then has the right to continue drilling to completion with reasonable diligence. The lease term also is extended so long thereafter as oil or gas can be produced by IACH as the lessee thereof. Under the terms of the grant, IACH is expected to prospect, explore, drill, mine, operate and produce oil and gas, arrange the laying of pipelines, buildings, roadways and related structures in order to produce, treat, save and remove the oil and gas production. There are conditions stated in the Oil and Gas Lease that require reconveyance of the leasehold interest back to the Seller under certain circumstances, such as the bankruptcy or reorganization of IACH, the permitting of any tax or governmental liens to be placed upon the leasehold interest if not cured within 30 days.

William Overhulser, the president and chief operating officer of IACH indicated that this acquisition opportunity was one that permits IACH to diversify its business into new areas and at the same time, enhance and build shareholder value with a group of people that are experienced in the oil and gas business. Mr. Overhulser comments that "much work is needed to integrate the oil and gas side of the IACH business into its core business, but entering into this Agreement gives IACH the opportunity to begin that process."

The business of IACH, through its product Perceptre, is the licensing to its governmental, business to business, business to consumer and commercial sector customers of its on-line, pre-employment screening, background investigation software ordering system. The software consists of the most well-respected user interface extant in the space for both ease of use, breadth of information availability as well as speed and flexibility. In short, Perceptre software has the fastest, least cost and best on-line ordering system on the market for use by employers, or any other inquiring entities. Perceptre software will review the records of anyone of interest in many personnel arenas such as criminal records, civil court records, motor vehicle records, and, of course, credit bureau records, to name just a few.

Forward-looking statements in this press release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of IACH's products, increased levels of competition, new products and technological changes, IACH's dependence on third-party suppliers, and other risks detailed from time to time in the periodic reports filed with the U.S. Securities and Exchange Commission by IACH.

Information Architects Corporation, Fort Lauderdale
William Overhulser, 954-486-8835
Fax: 954-486-8722

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